EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The registrant has the following subsidiaries, which except as indicated, do business under their legal names:

NAME	PLACE OF INCORPORATION/ORGANIZATION
AMBULATORY INFUSION THERAPY SPECIALIST, INC.	TEXAS

DALLAS NEVADA, INC.	NEVADA

DOCTORS PRACTICE MANAGEMENT, INC.	TEXAS

DPM II, INC.	TEXAS

PASADENA NEVADA, INC.	NEVADA

SURGI+GROUP INC.	TEXAS

VISTA COMMUNITY MEDICAL CENTER, L.L.P. d/b/a VISTA MEDICAL CENTER HOSPITAL	TEXAS

VISTA DALLAS, L.L.C.	TEXAS

VISTA HEALTHCARE, INC.	TEXAS

VISTA HOLDINGS, L.L.C.	LOUISIANA

VISTA HOSPITAL OF BATON ROUGE, L.L.C. d/b/a VISTA SURGICAL HOSPITAL OF BATON ROUGE	LOUISIANA

VISTA HOSPITAL OF DALLAS, L.P. d/b/a VISTA HOSPITAL OF DALLAS	TEXAS

VISTA LAND AND EQUIPMENT, L.L.C.	TEXAS

VISTA MEDICAL MANAGEMENT, L.L.C.	LOUISIANA

VISTA REDSTONE, INC.	NEVADA

VISTA SURGICAL CENTER WEST, L.L.C.	TEXAS